QUANTITATIVE MASTER SERIES TRUST, INC.

MASTER ENHANCED INTERNATIONAL INDEX SERIES

SERIES #5

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/18/01	Royal Bank of Scotland	$248,040	$2,893,800,000	UBS Warburg
		$	$
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		$	$